Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2021, with respect to the consolidated financial statements of Rockley Photonics Limited included in the registration statement/prospectus of Rockley Photonics Holdings Limited and proxy statement of SC Health Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Rockley Photonics Holdings Limited for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

April 2, 2021